EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
OF
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SABRE CORPORATION
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Sabre Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
1.    Section 1(c) of Article VI of the Third Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
“(c) Election of Directors. The directors shall be elected in the manner set forth in the Bylaws.”

2.    The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, Sabre Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 24th day of May, 2017.

SABRE CORPORATION

By:	/s/ Steve Milton
Name:	Steve Milton
Office:	Corporate Secretary